Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2019, relating to the financial statements of Leaf Group Ltd. and the effectiveness of Leaf Group Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Leaf Group Ltd. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, CA
May 8, 2019